Exhibit 10.1(b)
SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (“Agreement”) is entered into this 22nd day of April, 2010, by and between B. Scott Boyden, Jr. (“You” or “Your”) and Streamline Health Solutions, Inc., Streamline Health, Inc., their parents, subsidiaries, divisions, past and current affiliated companies and successors, insurance carriers, officers, agents, employees, representatives, board members, shareholders, attorneys, and assigns, in their official and individual capacities (collectively “STREAMLINE HEALTH” or “Company”), located at 10200 Alliance Road, Cincinnati, Ohio, 45242-4716.
WHEREAS, on March 31, 2010, STREAMLINE HEALTH informed You that Your Employment Agreement (as defined below) would not be renewed upon the expiration of its current term on June 30, 2010, and that Your employment with the Company would therefore end on June 30, 2010; and
WHEREAS, STREAMLINE HEALTH and You mutually desire to enter into this Agreement to confirm that You will continue to be employed by the Company through June 30, 2010, subject to and in accordance with the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration for the agreements and covenants below, You and STREAMLINE HEALTH agree as follows:
1. Your Employment Agreement with the Company dated June 16, 2008 (“Employment Agreement”) shall terminate, and Your employment with STREAMLINE HEALTH shall end, effective as of the close of business on June 30, 2010 (the “Effective Date”). You will be paid Your normal salary, draws and any accrued but unused vacation to which You are entitled, less all applicable taxes, through the Effective Date. In addition, the Company shall pay you the amount of $14,648 in commissions on or prior to the Effective Date, and the Company shall have no obligation to make any further commission payments to you thereafter. Further, the Company shall continue to provide you with all benefits that you currently receive through the Effective Date.
2. (a) If You (i) sign and return an unaltered original of this Agreement to STREAMLINE HEALTH within the time period specified in paragraphs 6.1(f) and (g) below and do not revoke as specified in paragraphs 6.1 (h) and (i) below, (ii) continue to serve as an Employee of the Company and maintain a professional attitude through the Effective Date, and (iii) sign a Second Release on the Effective Date, in the same form as attached as Exhibit A, STREAMLINE HEALTH will provide You the following Severance Benefits as set forth in paragraph 2(b). If You do not sign and return the Agreement as specified above, You will not receive the Severance Benefits.

(b) STREAMLINE HEALTH will pay You severance pay in the amount of $112,500, less required withholdings and deductions, to be paid in ten equal monthly installments beginning on July 31, 2010 and ending on April 30, 2011 (the “End Date”). In addition, STREAMLINE HEALTH will continue your healthcare coverage under the Company’s existing plans through June 30, 2010. After such date, if You elect to exercise your COBRA rights to continue these coverages, the Company will pay the entire cost of continuing such coverages under COBRA through the earlier of the End Date or the date at which you begin to participate in a healthcare insurance plan offered to You by any subsequent employer or other third party. If You are still participating in the Company’s health care insurance plans at the End Date and You desire to further continue such coverage under COBRA, You shall pay the entire cost thereof for all periods of time subsequent to the End Date. STREAMLINE HEALTH will furnish the appropriate notice(s) to You under separate cover at the appropriate time(s) regarding Your option to exercise your COBRA rights. All Severance Benefits provided under this Section 2 are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, by complying with the separation pay exception as described in Treasury Regulation §1.409A-1(b)(9).
3. This Agreement represents the complete agreement between You and STREAMLINE HEALTH and supersedes all previous agreements between You and STREAMLINE HEALTH, provided, however that Your Employment Agreement (copy attached hereto as Exhibit B) shall remain in full force and effect with respect to those portions of the Employment Agreement that survive the expiration of the Employment Agreement and the ending of Your employment with the Company, including without limitation those provisions dealing with “Confidential Information,” “Property of Parent and the Company,” and “Non-Competition Agreement.”
4. (a) You agree to cease use of any STREAMLINE HEALTH credit cards immediately as of the Effective Date; and
(b) You agree that, on the Effective Date, You will return all STREAMLINE HEALTH property which You have in your possession or control whether at STREAMLINE HEALTH or at home, including without limitation any and all STREAMLINE HEALTH records, files, and documents (whether on computer or not), software, keys, cellular/digital telephones, or entry passes.
5. All other benefits or privileges of employment will continue through and terminate as of the Effective Date.
6. Subject to subparagraph 6.1 below, You, for Yourself, Your heirs and personal representatives, covenant not to sue and fully and forever release, acquit and discharge STREAMLINE HEALTH, its shareholders, officers, employees, agents, representatives, parents, subsidiaries, divisions, affiliated companies, joint venture companies, customers, suppliers, and successors (collectively the “Releasees”), of and from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that You may have had, may now have, or may hereafter have against Releasees, including without limitation any and all claims in any way related to or based upon your employment with and/or your severance from employment with STREAMLINE HEALTH including without limitation any claims for compensation and/or bonuses due, breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, including but not limited to: the Age Discrimination in Employment Act as amended (“ADEA”); Older

Workers’ Benefit Protection Act (“OWBPA”); Americans with Disabilities Act (“ADA”) as amended; the Family and Medical Leave Act (“FMLA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1991; the Employee Retirement Income Security Act (“ERISA”); 42 U.S.C. § 1981; 29 U.S.C. § 206(d)(1); Section 503 and 504 of the Rehabilitation Disabilities Act; the WARN Act; Ohio’s fair employment practices statutes; any other federal, state or local law dealing with employment discrimination; and any Federal or State “Whistleblower” law, existing as of the date of this Agreement. Provided, however, that if STREAMLINE HEALTH were to breach this Agreement, this release would not bar an action by You against STREAMLINE HEALTH to enforce its term(s).
6.1	You agree that:
(a)	That You are waiving claims under the foregoing laws, including specifically and without limitation the ADEA and OWBPA;
(b)	That this waiver of any rights or claims is knowing and voluntary;
(c)	That this Agreement is written in a manner that You understand;
(d)	STREAMLINE HEALTH has hereby advised You to consult with an attorney before executing this Agreement;
(e)	That the waiver of rights under paragraph 6 does not waive rights or claims arising after the date of this Agreement;
(f)
You have had at least 21 days from the date of your receipt of this Agreement substantially in its final form on April 1, 2010 to consider it and the changes made since then are not material, or were made at my request, and will not restart the required 21 day period;

(g)	That for acceptance to be effective the executed Agreement must be received by Donald E. Vick, Jr., no later than 11:59 p.m. on April 22, 2010;
(h)	You have seven (7) days after execution of this Agreement to revoke acceptance of this Agreement and this Agreement will not become enforceable or effective until the revocation period expires;
(i)	That for the revocation to be effective, a written notice must be received by Don Vick no later than 5:00 p.m. on the seventh (7th) day after your execution of this Agreement; and
(j)	That the waiver of rights in paragraph 6 is in exchange for consideration in addition to anything of value to which You were already entitled to receive.

6.2
This Agreement covers both claims that You know about and those You may not know about. You expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown claims. You understand the significance of your release of unknown claims and your waiver of statutory protection against a release of unknown claims.

6.3
This Agreement shall not affect your claims arising out of any social security, workers’ compensation or unemployment laws, or under the terms of any employee pension or welfare or benefit plans or programs of STREAMLINE HEALTH, its parent, subsidiaries and affiliates, which may be payable now or in the future to You, provided it will not be a breach of this Agreement for STREAMLINE HEALTH to provide truthful responses to any requests for information directed to STREAMLINE HEALTH by any state unemployment bureau.

6.4
Should any person, organization or other entity file, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding against any of the Releasees involving any matter occurring at any time up to the time You sign this Agreement, You will not seek or accept any personal or monetary relief in such action or proceeding.

7. You further agree that should You seek in the future re-employment or employment with STREAMLINE HEALTH, that STREAMLINE HEALTH shall have no obligation whatsoever to rehire You; and that if You do apply for such employment and are not hired, You will not bring a claim against STREAMLINE HEALTH for refusal to hire.
8. You agree that You will not disparage or interfere with STREAMLINE HEALTH, its operations, products, employees, officers or directors, partners, or vendors. You further agree that You will not disclose to anyone any trade secrets or other confidential information that You received while employed for STREAMLINE HEALTH.
9. You acknowledge and agree that STREAMLINE HEALTH is required by federal securities laws and regulations to promptly and publicly disclose the termination of your employment as an executive officer of the Company through the filing of a Form 8-K and, if advised by the Company’s securities law counsel, a press release, which filing and announcement must fully comply with the disclosure requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You further acknowledge and agree that the Company will be required to file a copy of this Agreement with the SEC, and from time to time hereafter to make disclosures regarding You in the Company’s annual proxy statement and as may be required from time to time in other filings by the Company pursuant to the Securities Act of 1933, as amended, or the Exchange Act. You agree not to intentionally make any future statements, in public or in private, regarding Your cessation of employment as an executive officer of the Company that would be materially inconsistent with the public disclosures made by the Company in such Form 8-K and press release, unless otherwise agreed in writing by the Company and You, and further agree to use Your best efforts to prevent any inadvertent future public or private statements that would be materially inconsistent with such public disclosures.

10. STREAMLINE HEALTH and You intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. If the Company determines that You are a “specified employee,” as defined in Treasury Regulation §1.409A-1(i), on the effective date of Your separation from service, no payment of deferred compensation that is subject to Section 409A shall be made to You during the period lasting six months from the effective date of the separation from service. If any payment to You is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence. Any amount that is exempt from Section 409A (e.g., amounts that qualify for the separation pay exemption) will not be subject to this delay.
11. The parties agree that nothing contained in this Agreement, or the offering of this Agreement, is to be considered or in any way construed as an admission of wrongdoing or liability by STREAMLINE HEALTH or any other Releasee.
12. You agree that You have not relied on any representations or inducements in entering into this Agreement, other than as specifically stated herein.
13. You recognize that a breach of any of the covenants or agreements set forth in this Agreement will cause irreparable harm to STREAMLINE HEALTH and that actual damages may be difficult to ascertain and in any event may be inadequate. Accordingly, You agree that in the event of such breach, STREAMLINE HEALTH shall be entitled to injunctive relief in addition to such other legal or equitable remedies as may be available and STREAMLINE HEALTH, at its option, may seek to enforce its remedies through any court of competent jurisdiction. You also agree that if You breach this Agreement, STREAMLINE HEALTH may immediately terminate any payments or other obligations remaining due to You under this Agreement, provided that in that event all of the other provisions of this Agreement shall remain in full force and effect according to their terms.
14. This Agreement cannot be amended or modified in except by mutual written agreement of the parties.
15. To the extent that any provision of this Agreement shall be deemed by any court to be unenforceable, such provision shall be deemed modified or omitted to the extent necessary to make the remaining provisions enforceable.
16. All disputes arising from this Agreement and otherwise between You and STREAMLINE HEALTH as to state laws shall be governed by the laws of the State of Ohio. The exclusive venue for any dispute between the parties arising from this Agreement or otherwise, which is subject to litigation, shall be in Hamilton County, Ohio.
17. It is further understood and acknowledged that the terms of this Agreement are contractual and not a mere recital and that there are no agreements, understandings or representations made by STREAMLINE HEALTH, its officers, employees, agents, or representatives, except as expressly stated herein.
[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth in the opening paragraph of this Agreement.

STREAMLINE HEALTH SOLUTIONS, INC.
/s/ Matthew Rolfes	By:	/s/ Donald E. Vick, Jr.
Witness		Donald E. Vick, Jr.
Interim Chief Financial Officer

/s/ Pamela Boyden		/s/ B. Scott Boyden
Witness		B. Scott Boyden, Jr.

EXHIBIT A
SECOND RELEASE AGREEMENT
This is a Second Release Agreement entered into this 30th day of June, 2010, by and between B. Scott Boyden, Jr. (“You” or “Your”) and Streamline Health Solutions, Inc., Streamline Health, Inc., their parents, subsidiaries, divisions, past and current affiliated companies and successors, insurance carriers, officers, agents, employees, representatives, board members, shareholders, attorneys, and assigns, in their official and individual capacities (collectively “STREAMLINE HEALTH” or “Company”), located at 10200 Alliance Road, Cincinnati, Ohio, 45242-4716.
WHEREAS, the Company and You entered into a Severance Agreement and General Release (“Agreement”) as of April 22, 2010; as consideration for the Company entering into the Agreement and agreeing to provide other good and valuable consideration to You as provided in the Agreement, You agreed to sign this Second Release Agreement on the Effective Date, releasing any and all claims that may have arisen from the time You signed the Agreement through the Effective Date.
NOW THEREFORE, You and the Company agree as follows:
1. You, for Yourself, Your heirs and personal representatives, covenant not to sue and fully and forever release, acquit and discharge STREAMLINE HEALTH, its shareholders, officers, employees, agents, representatives, parents, subsidiaries, divisions, affiliated companies, joint venture companies, customers, suppliers, and successors (collectively the “Releasees”), of and from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that You may have had, may now have, or may hereafter have against Releasees, including without limitation any and all claims in any way related to or based upon your employment with and/or your severance from employment with STREAMLINE HEALTH including without limitation any claims for compensation and/or bonuses due, breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, including but not limited to: the Age Discrimination in Employment Act as amended (“ADEA”); Older Workers’ Benefit Protection Act (“OWBPA”); Americans with Disabilities Act (“ADA”) as amended; the Family and Medical Leave Act (“FMLA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1991; the Employee Retirement Income Security Act (“ERISA”); 42 U.S.C. § 1981; 29 U.S.C. § 206(d)(1); Section 503 and 504 of the Rehabilitation Disabilities Act; the WARN Act; Ohio’s fair employment practices statutes; any other federal, state or local law dealing with employment discrimination; and any Federal or State “Whistleblower” law, existing as of the date of this Agreement. Provided, however, that if STREAMLINE HEALTH were to breach this Agreement, this release would not bar an action by You against STREAMLINE HEALTH to enforce its term(s).

2. This Second Release Agreement covers both claims that You know about and those You may not know about. You expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown claims. You understand the significance of your release of unknown claims and your waiver of statutory protection against a release of unknown claims.
3. This Second Release Agreement shall not affect your claims arising out of any social security, workers’ compensation or unemployment laws, or under the terms of any employee pension or welfare or benefit plans or programs of STREAMLINE HEALTH, its parent, subsidiaries and affiliates, which may be payable now or in the future to You, provided it will not be a breach of this Agreement for STREAMLINE HEALTH to provide truthful responses to any requests for information directed to STREAMLINE HEALTH by any state unemployment bureau.
4. Should any person, organization or other entity file, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding against any of the Releasees involving any matter occurring at any time up to the time You sign this Agreement, You will not seek or accept any personal or monetary relief in such action or proceeding.

STREAMLINE HEALTH SOLUTIONS, INC.

By:
Witness		Donald E. Vick, Jr.
Interim Chief Financial Officer

Witness		B. Scott Boyden, Jr.

EXHIBIT B
Employment Agreement between B. Scott Boyden, Jr. and the Company dated June 16, 2008
EMPLOYMENT AGREEMENT.
This EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 16th day of June, 2008, by and among Streamline Health Solutions, Inc., a Delaware corporation (“Parent”), Streamline Health, Inc., an Ohio corporation (“Company”) and B. Scott Boyden, Jr. (“Employee”).
RECITALS:
A. Parent and the Company mutually desire to employ Employee as Senior Vice President, Sales and Marketing to perform sales and marketing services for Parent and the Company; and
B. Employee possesses certain skills and expertise and desires to provide services to Parent and the Company as Senior Vice President, Sales and Marketing.
NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:
1. EMPLOYMENT
Parent and the Company hereby agree to employ Employee, and Employee, in consideration of such employment and other consideration set forth herein, hereby accepts employment, upon the terms and conditions set forth herein.
2. POSITION AND DUTIES
During the term of this Agreement, Employee shall be employed in the position of Senior Vice President, Sales and Marketing of each of Parent and the Company. While employed hereunder, Employee shall do all things necessary, legal and incident to the above position, and otherwise shall perform such functions as the CEO and President of Parent or the Company may establish from time to time. Without limiting the foregoing, Employee shall be the Senior Vice President, Sales and Marketing of each of Parent and the Company and will be responsible for, perform and direct all duties consistent therewith. Employee shall report to the Company’s CEO and President and/or such other officers as designated by Parent in its discretion.
3. COMPENSATION
Subject to such modifications as may be approved from time to time by the Board of Directors or officers of Parent, the Employee shall receive the compensation and benefits listed on the attached Exhibit A. Such compensation shall be paid by Parent or the Company, at the discretion of Parent.

4. EXPENSES
Parent or the Company shall pay or reimburse Employee for all travel and out-of-pocket expenses reasonably incurred or paid by Employee in connection with the performance of Employee’s duties as an employee of Parent or the Company, respectively, upon compliance with the Company’s procedures for expense reimbursement including the presentation of expense statements or receipts or such other supporting documentation as the Company may reasonably require. Expense reimbursement shall include, if applicable, expenses incurred under the company’s dental plan. You will receive at the company’s option either, (1) reimbursement of your dental bills according to our existing dental insurance plan, or (2) receive dental insurance for your region equivalent to the existing company plan at no expense to you.
5. PRIOR EMPLOYMENT
The Employee warrants and represents to Parent and the Company (i) that the Employee will take no action in violation of any employment agreement or arrangement with any prior employer, (ii) that the Employee has disclosed to Parent and the Company all such prior written agreements, (iii) that any employment agreement or arrangement with any prior employer is null and void and of no effect, and (iv) that the Employee has the full right and authority to enter into this Agreement and to perform all of the Employee’s obligations hereunder. The Employee agrees to indemnify and hold Parent and the Company harmless from and against any and all claims, liabilities or expenses incurred by Parent and/or the Company as a result of any claim made by any prior employer arising out of this Agreement or the employment of the Employee by Parent and the Company.
6. OUTSIDE EMPLOYMENT
Employee shall devote Employee’s full time and attention to the performance of the duties incident to Employee’s position with Parent and the Company, and shall not have any other employment with any other enterprise or substantial responsibility for any enterprise which would be inconsistent with Employee’s duty to devote Employee’s full time and attention to Parent and Company matters, provided that, the foregoing shall not prevent the Employee from participating in any charitable or civic organization that does not interfere with Employee’s performance of the duties and responsibilities to be performed by Employee under this Agreement.
7. CONFIDENTIAL INFORMATION
Employee shall not, during the term of this Agreement or at any time thereafter, disclose, or cause to be disclosed, in any way Confidential Information, or any part thereof, to any person, firm, corporation, association, or any other operation or entity, or use the Confidential Information on Employee’s own behalf, for any reason or purpose. Employee further agrees that, during the term of this Agreement or at any time thereafter, Employee will not distribute, or cause to be distributed, Confidential Information to any third person or permit the reproduction of the Confidential Information, except on behalf of Parent or the Company in Employee’s capacity as an employee of Parent and the Company. Employee shall take all reasonable care to avoid unauthorized disclosure or use of the Confidential Information. Employee hereby assumes responsibility for and shall indemnify and hold Parent and/or the Company harmless from and against any disclosure or use of the Confidential Information in violation of this Agreement.

For the purpose of this Agreement, “Confidential Information” shall mean any written or unwritten information which specifically relates to and or is used in Parent’s or the Company’s business (including without limitation, Parent’s or the Company’s services, processes, patents, systems, equipment, creations, designs, formats, programming, discoveries, inventions, improvements, computer programs, data kept on computer, engineering, research, development, applications, financial information, information regarding services and products in development, market information including test marketing or localized marketing, other information regarding processes or plans in development, trade secrets, training manuals, know-how of the Company, and the customers, clients, suppliers and others with whom Parent and/or the Company does or has in the past done, business, regardless of when and by whom such information was developed or acquired) which Parent or the Company deems confidential and proprietary which is generally not known to others outside Parent or the Company and which gives or tends to give Parent or the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to Parent and/or the Company in the conduct of its business — regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, reduced to practice, copyrightable or considered copyrightable, patentable or considered patentable. Provided, however, that “Confidential Information” shall not include general industry information or information which is publicly available or is otherwise in the public domain without breach of this Agreement, information which Employee has lawfully acquired from a source other than Parent or the Company, or information which is required to be disclosed pursuant to any law, regulation, or rule of any governmental body or authority or court order. Employee acknowledges that the Confidential Information is novel, proprietary to and of considerable value to Parent and the Company.
Employee agrees that all restrictions contained in this Section 7 are reasonable and valid under the circumstances and hereby waives all defenses to the strict enforcement thereof by Parent and/or the Company.
Employee agrees that, upon the request of Parent or the Company, Employee will immediately deliver up to the requesting entity all Confidential Information in Employee’s possession and/or control, and all notes, records, memoranda, correspondence, files and other papers, and all copies, relating to or containing Confidential Information. Employee does not have, nor can Employee acquire any property or other right in the Confidential Information.
8. PROPERTY OF PARENT AND THE COMPANY
All ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically improvements to existing inventions, conceived by the Employee, alone or with others, during the term of the Employee’s employment, whether or not during working hours and whether or not while working on a specific project, that are within the scope of Parent’s or the Company’s business operations or that relate to any work or projects of Parent or the Company, are and shall remain the exclusive property of Parent and the Company. Inventions, improvements and discoveries relating to the business of Parent or the Company conceived or made by the Employee, either alone or with others, while employed with Parent and the Company are conclusively and irrefutably presumed to have been made during the period of employment and are the sole property of Parent and the Company. The Employee shall promptly disclose in writing any such matters to Parent and the Company but to no other person without the consent of Parent. The Employee hereby assigns and agrees to assign all right, title, and interest in and to such matters to the Company. The Employee will, upon request of Parent, execute such assignments or other instruments and assist Parent and the Company in the obtaining, at the Company’s sole expense, of any patents, trademarks or similar protection, if available, in the name of the Company.

9. NON-COMPETITION AGREEMENT
(A) During the term of this Agreement and for a period of one year after the termination date of this Agreement (whether such termination be with or without cause), Employee agrees that he will not directly or indirectly work for the following competitors:
1. MedPlus

2. 3m/Softmed

3. Hyland Technologies

4. Perceptive Software

5. A document management sales capacity with any of the following companies:
a. Cerner

b. McKesson/HBOC

c. Eclipsys

d. Siemens
The company has the right at the end of each fiscal year to modify the competitor list.
(B) During the term of this Agreement and for a period ending one year from the termination of Employee’s employment with Parent and the Company, whether by reason of the expiration of the term of this Agreement, resignation, discharge by Parent and the Company or otherwise, Employee hereby agrees that Employee will not, directly or indirectly:
(i) solicit, otherwise attempt to employ or contract with any current or future employee of Parent or the Company for employment or otherwise in any Competitive Business or otherwise offer any inducement to any current or future employee of Parent or the Company to leave Parent’s or the Company’s employ; or
(ii) contact or solicit any customer or client of Parent or the Company (an “Existing Customer”), contact or solicit any individual or business entity with whom Parent or the Company has directly communicated for the purpose of rendering services prior to the effective date of such termination (a “Potential Customer”), or otherwise provide any other products or services for any Existing Customer or Potential Customer of Parent or the Company, on behalf of a Competitive Business or in a manner that is competitive to the Parent’s or the Company’s business; or
(iii) Use or divulge to anyone any information about the identity of Parent’s or the Company’s customers or suppliers (including without limitation, mental or written customer lists and customer prospect lists), or information about customer requirements, transactions, work orders, pricing policies, plans, or any other Confidential Information.
10. TERM
Unless earlier terminated pursuant to Section 11 hereof, the term of this Agreement shall be for the time period beginning June 16, 2008, the date hereof, and continuing through June 30, 2009 (the “Term”), unless, during the Term of this agreement, or any extension thereof, there is a change in control as defined in Section 13 herein, at which time the then current Expiration Date will be extended to be one year form the date of the change in control. On June 30, 2009, or the Expiration Date resulting from a change in control, whichever is later, and on each annual Expiration Date thereafter, ( each such date being hereinafter referred to as the “Renewal Date”), the term of employment hereunder shall automatically renew for an additional one (1) year period unless the Company notifies Employee in writing at lease 90 days prior to the applicable Renewal Date that the Company does not wish to renew this agreement beyond the expiration of the then current term. Unless waived in writing by the Company, the requirements of Sections 7 (Confidential Agreement), 8 (Property of Parent and the Company) and 9 (Non-Competition Agreement) shall survive the expiration or termination of this Agreement for any reason.

11. TERMINATION
(A) Death. This Agreement and Employee’s employment thereunder shall be terminated on the death of Employee, effective as of the date of Employee’s death.
(B) Continued Disability. This Agreement and Employee’s employment thereunder may be terminated, at the option of Parent, upon a Continued Disability of Employee, effective as of the date of the determination of Continued Disability as that term is hereinafter defined. For the purposes of this Agreement, “Continued Disability” shall be defined as the inability or incapacity (either mental or physical) of Employee to continue to perform Employee’s duties hereunder for a continuous period of one hundred twenty (120) working days, or if, during any calendar year of the Term hereof because of disability, Employee shall have been unable to perform Employee’s duties hereunder for a total period of one hundred eighty (180) working days regardless of whether or not such days are consecutive. The determination as to whether Employee is unable to perform the essential functions of Employee’s job shall be made by Parent’s Board of Directors in its reasonable discretion; provided, however, that if Employee is not satisfied with the decision of the Board, Employee will submit to examination by three competent physicians who practice in the metropolitan area in which the Employee then resides, one of whom shall be selected by Parent, another of whom shall be selected by Employee, with the third to be selected by the physicians so selected. The decision of a majority of the physicians so selected shall supersede the decision of the Board and shall be final and conclusive.
(C) Termination For Good Cause. Notwithstanding any other provision of this Agreement, Parent may at any time immediately terminate this Agreement and Employee’s employment thereunder for Good Cause. For this purpose, “Good Cause” shall include the following: the current use of illegal drugs; indictment for any crime involving moral turpitude, fraud or misrepresentation; commission of any act which would constitute a felony and which would adversely impact the business or reputation of Parent or the Company; fraud; misappropriation or embezzlement of Parent or Company funds or property; willful conduct which is materially injurious to the reputation, business or business relationships of Parent or the Company; or material violation of any of the provisions of this Agreement. Any alleged cause for termination shall be delivered in writing to Employee stating the full basis for such cause along with any notice of such termination.
(D) Termination Without Good Cause. Parent or the Company may terminate Employee’s employment prior to the Expiration Date at any time, whether or not for Good Cause (as “Good Cause” is defined in Section 11(C) above). In the event Parent or the Company terminates Employee without cause, Parent or the Company will pay Employee a lump sum amount equal to seventy percent (70%) times the Employee’s then current annual salary [to include only 70% of the then current base compensation and 70% of the higher of the incentive compensation and bonuses paid to Employee during that prior fiscal year or earned in the then current fiscal year to date] plus health and dental benefits for 1 year after the date of termination, unless the employee is covered under another health and dental plan as a result of subsequent employment. Such severance payment for salary and incentive compensation shall be paid within 90 days following the date of Employee’s termination. Health or dental benefits shall be paid, if applicable, as incurred.

12. CHANGE IN CONTROL; ACCELERATED VESTING SCHEDULES
In the event that, within twelve months of a change in control of Parent, Employee’s employment by Parent and the Company is terminated prior to the end of the Term or Employee terminates his employment due to a material reduction in his duties or compensation, (1) all stock options granted to Employee shall immediately vest in full, and (2) Parent or the Company will pay Employee a lump sum amount equal to seventy percent (70%) times the Employee’s then current annual salary at the time of termination. (3) Full health and dental benefits for one year. For purposes of this Agreement, “change in control” means any of the following events:
(a) A change in control of the direction and administration of Parent’s business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), as in effect on the date hereof and any successor provision of the regulations under the 1934 Act, whether or not Parent is then subject to such reporting requirements; or
(b) Any “person” (as such term is used in §13(d) and §14(d)(2) of the 1934 Act but excluding any employee benefit plan of Parent) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Parent representing more than one half of the combined voting power of Parent’s outstanding securities then entitled to vote for the election of directors; or
(c) Parent shall sell all or substantially all of the assets of Parent; or
(d) Parent shall participate in a merger, reorganization, consolidation or similar business combination that constitutes a change in control as defined in the 1996 Streamline Health Solutions, Inc. Employee Stock Option Plan and/or results in the occurrence of any event described in clause (a), (b) or (c) above.
13. ACKNOWLEDGEMENTS
Parent, the Company and Employee each hereby acknowledge and agree as follows:
(A) The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements and obligations set forth in Sections 7, 8 and 9 hereof, are reasonable in duration and geographic scope;
(B) In the event of a breach or threatened breach by Employee of any of the covenants, restrictions, agreements and obligations set forth in Section 7, 8 and/or 9, monetary damages or the other remedies at law that may be available to Parent and/or the Company for such breach or threatened breach will be inadequate and, without prejudice to Parent’s or the Company’s right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Employee, Parent and/or the Company will be entitled to injunctive relief from a court of competent jurisdiction; and
(C) The time period and geographical area set forth in Section 9 hereof are each divisible and separable, and, in the event that the covenants not to compete contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. The Employee agrees that in the event any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with Parent and the Company in requesting that court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated shall not include any period of violation or period of time required for litigation to enforce such restriction or covenant.

14. NOTICES
Any notice or communication required or permitted hereunder shall be given in writing and shall be sufficiently given if delivered personally or sent by telecopier to such party addressed as follows:
(A) In the case of Parent or the Company, if addressed to it as follows:
Streamline Health Solutions, Inc.
10200 Alliance Road
Suite 200
Cincinnati, Ohio 45242
Attn: Chief Financial Officer
(B) In the case of Employee, if addressed to Employee at:
B. Scott Boyden, Jr.
12316 Canolder Street,
Raleigh, NC 27614
Any such notice delivered personally or by telecopier shall be deemed to have been received on the date of such delivery. Any address for the giving of notice hereunder may be changed by notice in writing.
15. ASSIGNMENT, SUCCESSORS AND ASSIGNS
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. Parent and the Company may assign or otherwise transfer their rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned, nor may the duties hereunder be delegated by Employee. In the event that Parent and the Company assign or otherwise transfer their rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, “Parent” and the “Company” shall then be deemed to include the successor or affiliated business or corporation to which Parent and the Company, respectively, assigned or otherwise transferred their rights hereunder.
16. MODIFICATION
This Agreement may not be released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto.
17. SEVERABILITY
The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all respects as if any such invalid provision were omitted herefrom.

18. COUNTERPARTS
This Agreement may be signed in counterparts and each of such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one in the same instrument.
19. DISPUTE RESOLUTION
Except as set forth in Section 13 above, any and all disputes arising out of or in connection with the execution, interpretation, performance, or non-performance of this Agreement or any agreement or other instrument between, involving or affecting the parties (including the validity, scope and enforceability of this arbitration clause), shall be submitted to and resolved by arbitration. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. Either party may notify the other party at any time of the existence of an arbitrable controversy by certified mail and shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such notice. If the dispute cannot be resolved within the fifteen-day period, either party may file a written demand for arbitration with the American Arbitration Association. The place of arbitration shall be Cincinnati, Ohio. The company will reimburse Employee filing costs in excess of $1,000.
20. GOVERNING LAW
The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio and the laws of the United States applicable therein. The Employee acknowledges and agrees that Employee is subject to personal jurisdiction in state and federal courts in Hamilton County, Ohio.
IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the date first above written.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Paul W. Bridge, Jr. PAUL W. BRIDGE, JR.
Its: Chief Financial Officer

STREAMLINE HEALTH, INC.

By:	/s/ Paul W. Bridge, Jr. PAUL W. BRIDGE, JR
Its: Chief Financial Officer

EMPLOYEE

/s/ B. Scott Boyden, Jr. B. Scott Boyden, Jr.

EXHIBIT A — COMPENSATION AND BENEFITS

Employee:	B. Scott Boyden, Jr.

Term:	6/16/2008 to 6/30/2009

Salary:	Minimum Annual Base Salary — $187,400
Thereafter, the Parent’s Board of Directors, or Compensation Committee thereof, may annually adjust Employee’s base salary upward and Employee will be eligible to participate in any bonus plan implemented by the Parent’s Board of Directors, or Compensation Committee thereof, at such level as the Board or Committee deems appropriate.
Stock Options:
Parent agrees that Employee shall be eligible to participate in the Streamline Health Solutions, Inc. Employee Stock Option Plan and to receive additional grants as the Parent’s Board of Directors may determine appropriate from time to time hereafter.
Benefits:
Employee shall be eligible to participate in all other employee fringe benefit plans of Parent or the Company (but not both if Parent and Company have separate plans providing benefits that may be similar in nature), to the same extent and at the same levels as other officers of Parent or the Company are then participating.